Exhibit 99.1

For Immediate Release

Media:
Dana Hughens
919-457-0749
dana.hughens@fleishman.com

Smart Online Names David Colburn Permanent CEO,
Announces New Board Chairman

RESEARCH TRIANGLE PARK, N.C., December 3, 2007 — Smart Online (OTCBB: SOLN), a leading provider of Software-as-a-Service (SaaS) applications for the small business market, today announced the appointment of David E. Colburn as the company’s permanent president and chief executive officer, and the appointment of Doron Roethler to its board of directors, assuming the position of chairman of the Board.

Mr. Colburn has served as interim president and CEO since September 2007. Mr. Colburn has extensive technology and manufacturing business experience, previously serving as president of the Global Manufacturing Industry Practice for Electronic Data Systems. In addition, Mr. Colburn served as president of four different manufacturing and industrial corporations. His varied experience also includes chairman appointments on the boards of directors of several automotive industry associations.

“I am honored to have the opportunity to lead Smart Online as the permanent president and CEO,” said Mr. Colburn. “Having worked with the company over the past few months, I believe that Smart Online is well-positioned for success and poised to take full advantage of the growing market opportunity that lies ahead.”

Doron Roethler, a longtime stockholder and business partner of the company, joins the Smart Online Board of Directors as chairman of the Board. Mr. Roethler has international business experience in the aviation industry. In addition to this experience, one of his businesses ventures was involved with Smart Online from its early stage development of its SaaS platform.

“We believe Mr. Roethler’s entrepreneurial background and fresh perspective on the company will be a valuable asset to the Smart Online Board,” said Mr. Colburn. “As the company enters the New Year, we welcome the leadership and business expertise of Mr. Roethler.”

About Smart Online, Inc.

Smart Online, Inc. (OTCBB: SOLN) delivers private-label, Software-as-a-Service (SaaS) applications designed to enable its corporate partners to acquire and retain small business customers. Smart Online’s applications help partners increase their recurring revenue, while aiding their small business customers to more efficiently start, manage and grow their businesses. To learn more, please visit www.smartonline.com.

Smart Online and the Smart Online logo are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other marks belong to their respective owners.

Forward-Looking Statements

Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions, product announcements by other companies, Smart Online’s ability to raise capital to increase its sales and marketing budget, customer perception of the value of Smart Online’s enhanced products, Smart Online’s dependence on corporate partners to market its products, and its ability to effectively manage expenses. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Reports on Form 10-Q, copies of which may be obtained on the web site of the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Smart Online on the date hereof. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.